Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2020 Results

WALTHAM, Mass. (October 21, 2020) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter ended September 26, 2020.

Third Quarter 2020 Highlights

•Third quarter revenue increased 36% to $8.52 billion.
•Third quarter GAAP diluted earnings per share (EPS) increased 157% to $4.84.
•Third quarter adjusted EPS increased 91% to $5.63.

•Generated $2.0 billion of COVID-19 related revenue in the quarter and returned the base business to growth.

•Further expanded our global pandemic response, including launching the Amplitude Solution to automate high-throughput PCR-based testing, adding significant capacity for viral transport media production in Europe and introducing two new COVID-19 antibody tests that are available in the U.S. and Europe.

•Continued to increase our capacity to help governments and biopharma customers globally meet future demand for new therapies and vaccines, most recently partnering with the Economic Development Board of Singapore to build our first pharma services facility there, which will include the only high-speed live virus filling line in Singapore.

•Launched the Just Project to benefit historically black colleges and universities by donating more than $25 million of COVID-19 diagnostic test kits, instruments, supplies and technical assistance to enable the safe return of students and staff, and also established a $20 million Foundation for Science supporting STEM education in underserved communities.

•Expanded our well-established center of excellence in Suzhou, China, by opening a new bioproduction factory for manufacturing single-use technologies to meet demand for biologics in the Asia-Pacific region.

•Launched innovative Thermo Scientific products across our businesses, highlighted by two Selectris imaging filters for cryo-electron microscopes that accelerate research in structural analysis of proteins, and the POROS Oligo (dT)25 Affinity Resin to advance mRNA-based therapies and vaccines.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We further accelerated our exceptional growth momentum in the third quarter,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher Scientific. “Our teams executed very well to build on our leadership in supporting the global pandemic response and also captured opportunities to grow our base business.

“We’ve continued to meet COVID-related customer demand by launching new products across our company, such as tests and automated workflows to accurately diagnose the virus and enable society’s return to work and school. At the same time, we’re adding new capabilities, including scaling up production of sample collection products and essential laboratory supplies as well as increasing our pharma services capacity to support new therapies and vaccines. The combination of all these activities is creating a strong foundation for future growth.”

Casper added, “The past nine months have been nothing short of incredible for our company, and I’m truly humbled by our colleagues around the world who are making a meaningful and positive impact on society through their work. We’re on track to deliver a record year, and importantly, positioning our company for an even brighter future.”

Third Quarter 2020

Revenue for the quarter grew 36% to $8.52 billion in 2020, versus $6.27 billion in 2019. Organic revenue growth was 34%, currency translation increased revenue by 1% and acquisitions increased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the third quarter of 2020 increased 157% to $4.84, versus $1.88 in the same quarter last year. GAAP operating income for the third quarter of 2020 increased to $2.43 billion, compared with $0.95 billion in the year-ago quarter. GAAP operating margin increased to 28.5%, compared with 15.1% in the third quarter of 2019.

Non-GAAP Earnings Results

Adjusted EPS in the third quarter of 2020 increased 91% to $5.63, versus $2.94 in the third quarter of 2019. Adjusted operating income for the third quarter of 2020 grew 97% compared with the year-ago quarter. Adjusted operating margin increased to 32.9%, compared with 22.7% in the third quarter of 2019.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the third quarter of 2020, Life Sciences Solutions Segment revenue grew to $3.42 billion, compared with revenue of $1.70 billion in the third quarter of 2019. Segment adjusted operating margin increased to 54.9%, versus 34.5% in the 2019 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue was $1.34 billion in the third quarter of 2020, compared with revenue of $1.36 billion in the third quarter of 2019. Segment adjusted operating margin was 12.8%, versus 23.0% in the 2019 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew to $1.43 billion in the third quarter of 2020, compared with revenue of $0.88 billion in the third quarter of 2019. Segment adjusted operating margin increased to 27.9%, versus 25.3% in the 2019 quarter.

Laboratory Products and Services Segment

In the third quarter of 2020, Laboratory Products and Services Segment revenue increased to $3.11 billion, compared with revenue of $2.62 billion in the third quarter of 2019. Segment adjusted operating margin was 11.4%, versus 11.6% in the 2019 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.
We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the third quarter of 2020, adjusted EPS for full-year 2020 will exclude approximately $3.25 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans and the early retirement of debt.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 21, 2020, at 8:30 a.m. Eastern time. To listen, dial (833) 714-0931 within the U.S. or (778) 560-2662 outside the U.S. The passcode is 1570827. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 6, 2020.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue exceeding $25 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 75,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended June 27, 2020, which is on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	September 26,	% of	September 28,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$8,521		$6,272
Costs and Operating Expenses:
Cost of revenues (c)	4,065	47.7%	3,384	54.0%
Selling, general and administrative expenses (d)	1,303	15.3%	1,230	19.6%
Amortization of acquisition-related intangible assets	414	4.9%	434	6.9%
Research and development expenses	296	3.5%	247	3.9%
Restructuring and other costs, net (e)	17	0.2%	31	0.5%
	6,095	71.5%	5,326	84.9%
Operating Income	2,426	28.5%	946	15.1%
Interest Income	9		52
Interest Expense	(144)		(164)
Other Expense, Net (f)	(39)		(12)
Income Before Income Taxes	2,252		822
Provision for Income Taxes (g)	(319)		(62)
Net Income	$1,933	22.7%	$760	12.1%

Earnings per Share:
Basic	$4.88		$1.89
Diluted	$4.84		$1.88
Weighted Average Shares:
Basic	396		401
Diluted	399		404

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,426	28.5%	$946	15.1%
Cost of Revenues Charges, Net (c)	1	0.0%	5	0.1%
Selling, General and Administrative (Credits) Charges, Net (d)	(55)	-0.7%	7	0.1%
Restructuring and Other Costs, Net (e)	17	0.2%	31	0.5%
Amortization of Acquisition-related Intangible Assets	414	4.9%	434	6.9%
Adjusted Operating Income (b)	$2,803	32.9%	$1,423	22.7%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,933		$760
Cost of Revenues Charges, Net (c)	1		5
Selling, General and Administrative (Credits) Charges, Net (d)	(55)		7
Restructuring and Other Costs, Net (e)	17		31
Amortization of Acquisition-related Intangible Assets	414		434
Other Expense, Net (f)	40		38
Benefit from Income Taxes (g)	(100)		(88)
Adjusted Net Income (b)	$2,250		$1,187

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$4.84		$1.88
Cost of Revenues Charges, Net of Tax (c)	0.00		0.01
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	(0.11)		0.01
Restructuring and Other Costs, Net of Tax (e)	0.03		0.10
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.82		0.85
Other Expense, Net of Tax (f)	0.08		0.08
(Benefit from) Provision for Income Taxes (g)	(0.03)		0.01
Adjusted EPS (b)	$5.63		$2.94

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,708		$1,117
Purchases of Property, Plant and Equipment	(366)		(216)
Proceeds from Sale of Property, Plant and Equipment	1		6
Free Cash Flow	$2,343		$907

Segment Data	Three Months Ended
	September 26,	% of	September 28,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$3,424	40.2%	$1,701	27.1%
Analytical Instruments	1,336	15.7%	1,358	21.7%
Specialty Diagnostics	1,430	16.8%	879	14.0%
Laboratory Products and Services	3,112	36.5%	2,619	41.8%
Eliminations	(781)	-9.2%	(285)	-4.6%
Consolidated Revenues	$8,521	100.0%	$6,272	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,879	54.9%	$586	34.5%
Analytical Instruments	171	12.8%	311	23.0%
Specialty Diagnostics	398	27.9%	223	25.3%
Laboratory Products and Services	355	11.4%	303	11.6%
Subtotal Reportable Segments	2,803	32.9%	1,423	22.7%

Cost of Revenues Charges, Net (c)	(1)	0.0%	(5)	-0.1%
Selling, General and Administrative Credits (Charges), Net (d)	55	0.7%	(7)	-0.1%
Restructuring and Other Costs, Net (e)	(17)	-0.2%	(31)	-0.5%
Amortization of Acquisition-related Intangible Assets	(414)	-4.9%	(434)	-6.9%
GAAP Operating Income (a)	$2,426	28.5%	$946	15.1%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include $1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2019 include $5 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2020 and 2019 include i) $(50) and $6, respectively, of certain third-party (credits) expenses, principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions and a divestiture; and ii) $3 and $(1), respectively, of costs (income) associated with product liability litigation. Reported results in 2020 also include $8 of credits for changes in estimates of contingent acquisition consideration. Reported results in 2019 also include $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2020 include $10 of impairment of acquired technology in development. Reported results in 2019 include net charges of $19 associated with sales of businesses in prior periods, including post-closing adjustments.
(f) Reported results in 2020 include $37 of costs for the Qiagen acquisition, primarily for amortization of bridge loan commitments fees, and $5 of net charges for the settlement/curtailment of pension plans, offset in part by $2 of gains from investments. Reported results in 2019 include $42 of losses on the early extinguishment of debt and $1 of net charges for the settlement/curtailment of pension plans, offset in part by $5 of net gains from investments.
(g) Reported provision for income taxes includes i) $89 and $93 of incremental tax benefit in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) $11 and $(5) of incremental tax benefit (provision) in 2020 and 2019, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes.
Notes:
Consolidated depreciation expense is $161 and $141 in 2020 and 2019, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Nine Months Ended
	September 26,	% of	September 28,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$21,668		$18,713
Costs and Operating Expenses:
Cost of revenues (c)	10,846	50.1%	10,045	53.7%
Selling, general and administrative expenses (d)	3,971	18.3%	3,722	19.9%
Amortization of acquisition-related intangible assets	1,256	5.8%	1,285	6.8%
Research and development expenses	805	3.7%	741	4.0%
Restructuring and other costs (income), net (e)	67	0.3%	(442)	-2.4%
	16,945	78.2%	15,351	82.0%
Operating Income	4,723	21.8%	3,362	18.0%
Interest Income	53		179
Interest Expense	(407)		(534)
Other (Expense) Income, Net (f)	(36)		25
Income Before Income Taxes	4,333		3,032
Provision for Income Taxes (g)	(456)		(338)
Net Income	$3,877	17.9%	$2,694	14.4%

Earnings per Share:
Basic	$9.79		$6.73
Diluted	$9.71		$6.68
Weighted Average Shares:
Basic	396		400
Diluted	399		403

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$4,723	21.8%	$3,362	18.0%
Cost of Revenues Charges (c)	5	0.0%	16	0.1%
Selling, General and Administrative (Credits) Charges, Net (d)	(7)	0.0%	54	0.3%
Restructuring and Other Costs (Income), Net (e)	67	0.3%	(442)	-2.4%
Amortization of Acquisition-related Intangible Assets	1,256	5.8%	1,285	6.8%
Adjusted Operating Income (b)	$6,044	27.9%	$4,275	22.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$3,877		$2,694
Cost of Revenues Charges (c)	5		16
Selling, General and Administrative (Credits) Charges, Net (d)	(7)		54
Restructuring and Other Costs (Income), Net (e)	67		(442)
Amortization of Acquisition-related Intangible Assets	1,256		1,285
Other Expense, Net (f)	79		31
Benefit from Income Taxes (g)	(302)		(91)
Adjusted Net Income (b)	$4,975		$3,547

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$9.71		$6.68
Cost of Revenues Charges, Net of Tax (c)	0.01		0.03
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	(0.01)		0.10
Restructuring and Other Costs (Income), Net of Tax (e)	0.13		(0.62)
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.49		2.50
Other Expense, Net of Tax (f)	0.15		0.06
(Benefit from) Provision for Income Taxes (g)	(0.02)		0.05
Adjusted EPS (b)	$12.46		$8.80

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$4,950		$3,060
Purchases of Property, Plant and Equipment	(888)		(637)
Proceeds from Sale of Property, Plant and Equipment	7		18
Free Cash Flow	$4,069		$2,441

Segment Data	Nine Months Ended
	September 26,	% of	September 28,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$7,800	36.0%	$5,018	26.8%
Analytical Instruments	3,488	16.1%	4,004	21.4%
Specialty Diagnostics	3,376	15.6%	2,779	14.9%
Laboratory Products and Services	8,629	39.8%	7,765	41.5%
Eliminations	(1,625)	-7.5%	(853)	-4.6%
Consolidated Revenues	$21,668	100.0%	$18,713	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$3,788	48.6%	$1,756	35.0%
Analytical Instruments	477	13.7%	879	22.0%
Specialty Diagnostics	848	25.1%	707	25.5%
Laboratory Products and Services	931	10.8%	933	12.0%
Subtotal Reportable Segments	6,044	27.9%	4,275	22.8%

Cost of Revenues Charges (c)	(5)	0.0%	(16)	-0.1%
Selling, General and Administrative Credits (Charges), Net (d)	7	0.0%	(54)	-0.3%
Restructuring and Other (Costs) Income, Net (e)	(67)	-0.3%	442	2.4%
Amortization of Acquisition-related Intangible Assets	(1,256)	-5.8%	(1,285)	-6.8%
GAAP Operating Income (a)	$4,723	21.8%	$3,362	18.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include $2 of charges to conform the accounting policies of a recently acquired business with the company's accounting policies and $3 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2019 include $16 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2020 and 2019 include i) $(2) and $54, respectively, of certain third-party (credits) expenses, principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions and a divestiture; ii) $8 and $3, respectively, of credits from changes in estimates of contingent acquisition consideration; and iii) $3 and $(1), respectively, of charges (income) associated with product liability litigation. Reported results in 2019 also include $4 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2020 include $10 of impairment of acquired technology in development. Reported results in 2019 include $486 of gain principally on sale of the Anatomical Pathology business and $6 of charges for impairment of acquired technology in development.
(f) Reported results in 2020 include $81 of costs for the Qiagen acquisition, primarily for amortization of bridge loan commitments fees and entering hedging contracts, and $6 of net charges for the settlement/curtailment of pension plans, offset in part by $8 of gains from investments. Reported results in 2019 include $42 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans offset in part by $13 of gains from investments.
(g) Reported provision for income taxes includes i) $295 and $109 of incremental tax benefit in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $5 and $(16) of incremental tax benefit (provision) in 2020 and 2019, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; iii) $2 of incremental tax benefit in 2020 from audit settlements; and iv) $2 of incremental tax provision in 2019, to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.
Notes:
Consolidated depreciation expense is $467 and $416 in 2020 and 2019, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	September 26,	December 31,
(In millions)	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$7,540	$2,399
Accounts receivable, net	5,186	4,349
Inventories	3,829	3,370
Other current assets	1,679	1,775
Total current assets	18,234	11,893
Property, Plant and Equipment, Net	5,180	4,749
Acquisition-related Intangible Assets	12,870	14,014
Other Assets	1,995	2,011
Goodwill	25,782	25,714
Total Assets	$64,061	$58,381

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2	$676
Other current liabilities	6,226	5,521
Total current liabilities	6,228	6,197
Other Long-term Liabilities	4,918	5,433
Long-term Obligations	21,091	17,076
Total Shareholders' Equity	31,824	29,675
Total Liabilities and Shareholders' Equity	$64,061	$58,381

Condensed Consolidated Statement of Cash Flows (unaudited)

	Nine Months Ended
	September 26,	September 28,
(In millions)	2020	2019

Operating Activities
Net income	$3,877	$2,694

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,723	1,701
Change in deferred income taxes	(496)	(356)
Gain on sales of businesses	—	(486)
Other non-cash expenses, net	354	261
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(508)	(754)
Net cash provided by operating activities	4,950	3,060

Investing Activities
Acquisitions, net of cash acquired	(3)	(1,687)
Purchases of property, plant and equipment	(888)	(637)
Proceeds from sale of property, plant and equipment	7	18
Proceeds from sale of business, net of cash divested	—	1,128
Other investing activities, net	—	30
Net cash used in investing activities	(884)	(1,148)

Financing Activities
Net proceeds from issuance of debt	3,464	—
Repayment of debt	(712)	(1,702)
Net proceeds from issuance of commercial paper	383	2,581
Repayment of commercial paper	(387)	(2,578)
Purchases of company common stock	(1,500)	(750)
Dividends paid	(250)	(221)
Net proceeds from issuance of company common stock under employee stock plans	156	115
Other financing activities, net	(146)	(49)
Net cash provided by (used in) financing activities	1,008	(2,604)

Exchange Rate Effect on Cash	74	(120)
Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	5,148	(812)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,422	2,117
Cash, Cash Equivalents and Restricted Cash at End of Period	$7,570	$1,305

Free Cash Flow (a)	$4,069	$2,441

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.